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                                                                      Exhibit 11


                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement, dated May 1, 1998 (the "Agreement"), is entered into by and between Fingerhut Companies, Inc., a Minnesota corporation with its principal place of business in Minnetonka, Minnesota (the "Company"), and William J. Lansing (the "Executive").

     WHEREAS, the Company has offered the Executive the position of President of the Company effective on the date of the Executive's resignation from his current position and on such date commences employment with the Company (the "Start Date"), and the Executive has accepted this offer; and

     WHEREAS, the Executive will be resigning an officer position with a prominent multinational corporation and, in connection with his resignation, foregoing significant compensation, including salary, bonus and stock options, in order to accept the Company's offer; and

     WHEREAS, the Executive will be relocating his residence and family from Connecticut in order to work out of the Company's corporate headquarters; and

     WHEREAS, the parties wish to formalize the terms of the Executive's employment with the Company; and

     WHEREAS, the Executive will gain an intimate knowledge of the business and affairs of the Company and its policies, procedures, methods and personnel; and

     WHEREAS, the Company and the Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein;

     NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.0  EMPLOYMENT.

          1.1  TERM; DUTIES.

               (a) The Company hereby employs the Executive, and the Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement for a period of one (1) year, commencing on the Start Date and shall continue in effect for one year (the "Employment Term"). The Employment Term shall be extended for successive one year terms unless either party gives written notice to the other at least sixty (60) days prior to the end of the Employment Term, or at least sixty (60) days prior to the end of any of the successive one year terms.


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               (b)  During the Employment Term, the Executive shall devote his full business time, attention and skill to and shall perform faithfully, loyally and efficiently his duties as President and to the exercise of such powers, the performance of such duties and the fulfillment of such services and responsibilities as may be duly assigned to or vested in him by the Company. As President, the Executive will be responsible for overseeing all aspects of the Company's business with the exception of its Metris subsidiary. During the Employment Term, the Executive shall use his reasonable best efforts to promote the interests of the Company and will not, without the prior written approval of the Chief Executive Officer and Chairman of the Board of Directors of the Company (the "CEO and Chairman"), engage in any other business activity which would interfere with the performance of his duties, services and responsibilities hereunder or which is in violation of either of the terms of this Agreement or the policies established from time to time by the Company; provided, however, the Executive may serve as a director of other business organizations with the approval of the CEO and Chairman, which approval shall not be unreasonably withheld. The Executive shall report to the CEO and Chairman. Any change in this reporting relationship shall be considered a material change in the Executive's duties and responsibilities. The offices of CEO and Chairman are currently occupied by the same individual. In the event that the offices of CEO and Chairman are occupied by different individuals, then the Executive shall report to the Chairman.

          1.2  COMPENSATION; BENEFITS.

               (a) In consideration of the services rendered to the Company hereunder by the Executive during the Employment Term, the Company shall, during the Employment Term, pay the Executive a salary at the annual rate of four hundred and fifty thousand dollars ($450,000) (the "Salary"). The Salary shall be subject to annual review and increase (but not decrease) thereafter as determined by the Board of Directors (the "Board"). The Salary shall be payable in accordance with the normal payroll practices of the Company then in effect. The Executive shall be eligible for an annual bonus in accordance with the Management Incentive Plans as determined by the compensation committee of the Board. The current Plan provides that the Executive shall be eligible for an annual bonus in an amount of up to one hundred sixty eight percent (168%) of the Salary.

               (b) Within thirty (30) days after the Start Date, the Company shall also pay the Executive a starting bonus in an amount of fifty thousand dollars ($50,000), plus any additional amount to be agreed upon by the Executive and the CEO and Chairman up to a total of two hundred fifty thousand dollars ($250,000).

               (c) In addition to the Salary, during the Employment Term, the Executive shall be entitled to all group health, dental, vision, life insurance, paid vacation and other benefits provided to executives at the Company. The Executive shall also be reimbursed for normal and reasonable business expenses incurred by him during the course of his duties and in accordance with Company policies and procedures regarding expense reimbursements and shall be provided a car allowance of at least $25,000 per year, or any greater amount provided for under the policies of the Company applying to executives.


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               (d)  The Company shall reimburse the Executive in accordance with the Company's Executive Relocation Policy in connection with the relocation of the Executive and his family to the Twin Cities area.

               (e) The Company maintains a profit sharing plan for its employees in which employees generally begin participating after a specified period of service. As a means of compensating the Executive for the absence of any contributions during the waiting period, the Company shall contribute to the profit sharing plan, in addition to its normal contribution, an amount equal to the contribution that would have been made were the Executive to begin participation immediately upon the commencement of his employment with the Company. This additional contribution shall be made by the Company when the Executive begins to participate in the profit sharing plan.

          1.3  STOCK OPTIONS AND RESTRICTED STOCK.

               (a) The Company hereby grants the Executive an option to purchase two hundred and fifty thousand (250,000) shares of the Company's common stock (the "Option Shares") at a purchase price per share based on the market price of the stock at the time of the meeting of the Board at which the Board votes to ratify this Agreement, which meeting shall be held prior to any public announcement ("Option Grant Date"). These options shall vest annually over a period of four (4) years beginning on the first anniversary of the Option Grant Date at a rate of twenty-five percent (25%) per year, unless vesting is accelerated as provided for in Section 1.6(a) below.

               (b) The Executive shall also receive fifty thousand (50,000) shares of the Company's registered stock (the "Restricted Stock"), to be distributed to the Executive over a four (4) year period, in four (4) equal annual installments on the anniversary of the Option Grant Date, unless accelerated as provided for in Section 1.6(a) below.

               (c) In the event that a material portion of the value of the Company's stock is spun off to shareholders prior to the vesting of all of the Executive's options and/or prior to the distribution of all of the Restricted Stock, then (i) the number of options granted to the Executive shall be adjusted to compensate for the diminution of value of the Company's stock in accordance with a modification of the Company's stock option plan; and (ii) the amount of Restricted Stock distributed to the Executive shall be adjusted to compensate for the diminution of value of the Company's stock.

               (d) In anticipation of a spin off of Metris Companies Inc., the Company's 83% owned subsidiary, the Board may replace Executive's Restricted Stock with phantom stock, provided however that such phantom stock shall have the same economic value as the Restricted Stock.

          1.4  TERMINATION FOR DEATH.

               (a) The Agreement shall terminate upon the death of the Executive.


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          1.5  TERMINATION FOR CAUSE.

               (a) The Company reserves the right to terminate this Agreement if the Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

               (b) The Company may terminate this Agreement upon the grounds stated in Section 1.5(a) above by giving written notice of termination to the Executive. The notice of termination required by this section shall specify the grounds for the termination and shall be supported by a statement of relevant facts.

               (c) Termination under this section shall be considered "for Cause" for the purposes of this Agreement.

          1.6  PAYMENT ON TERMINATION.

               (a) If the Executive's employment terminates under circumstances that constitute an "Involuntary Termination" as defined below, then all unvested stock options for the Option Shares shall vest immediately and in full, and the Restricted Stock shall be distributed to the Executive immediately, and the Company shall pay the Executive severance payments in an amount equal to the annual compensation described in Section 1.2(a).

               (b) "Involuntary Termination" shall mean the Executive's voluntary resignation within three (3) months of the occurrence of any of the following events: without the Executive's consent, the significant reduction of the Executive's duties or the removal of the Executive from his position and responsibilities as set forth in this Agreement; a change in the Executive's reporting relationship so that he no longer reports to the CEO and Chairman of the Board (unless the two offices are occupied by different people, in which case an Involuntary Termination shall include any reporting relationship wherein the Executive does not report exclusively to the chairman); a material reduction by the Company in the compensation of the Executive and/or the kind or level of employee benefits to which the Executive is entitled as in effect immediately prior to such reduction unless substantially all of the Company's other executives of rank and responsibilities substantially similar to those of the Executive undergo substantially similar reductions, an Involuntary Termination will also include any purported termination of the Executive's employment by the Company, including a failure to renew this Agreement which is not effected by death or for Cause, as those terms are defined herein, or any purported termination for which the grounds relied upon are not valid under this Agreement.

               (c) The parties will execute, concurrent with this agreement, a "Change in Control Severance Agreement," which will be effective upon the Start Date, which provides for certain benefits to be paid to the Executive upon a "Change in Control," as defined therein.


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     2.0  EXECUTIVE COVENANTS.

          2.1 UNAUTHORIZED DISCLOSURE. The Executive agrees and understands that due to the Executive's position with the Company, the Executive will be exposed to, and will receive confidential and proprietary information of the Company or relating to the Company's business or affairs (collectively, the "Trade Secrets"), including but not limited to technical information, product information and formulae, processes, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices and other forms of information considered by the Company to be proprietary and confidential and in the nature of trade secrets. Except to the extent that the proper performance of the Executive's duties, services and responsibilities hereunder may require disclosure, and except as such information (i) was known to the Executive prior to his employment by the Company or (ii) was or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of the provisions of this Section, the Executive agrees that during the balance of his employment and at all times thereafter the Executive will keep such Trade Secrets confidential and will not use or disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company. This confidentiality covenant has no temporal, geographical or territorial restriction. At the end of the Employment Term, the Executive will promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive in the course of his employment with the Company.

          2.2 NON-COMPETITION. The Executive will not, during his employment with the Company, compete with the Company as owner, director, employee or consultant of any retail catalogue business or other business which is a direct and material competitor of the Company; provided, however, that the Executive may serve as director under the conditions specified in Section 1.1 above, and the Executive shall not be considered to be in competition with the Company should he purchase or own equity or debt interests in a competitor that are publicly traded and represent no more than 5% of the particular class of interests outstanding.

     3.0  MISCELLANEOUS.

          3.1 BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, representatives, estates, successors and assigns, including any successor or assign to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise; PROVIDED, HOWEVER, that the Executive, or any beneficiary or legal representative of the Executive, shall not assign all or any portion of the Executive's rights or obligations under this Agreement without the prior written consent of the Company.


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          3.2  NOTICES. Whenever notice is required to be given under the terms of this Agreement, such notice shall be in writing and delivered by hand or by registered or certified mail, postage prepaid, or transmitted by telex, telegram or telecopier, addressed as follows:

               (a)  If to the Company, to it at:

                         4400 Baker Road
                         Minnetonka, MN 55343

               (b) If to the Executive, to him at an address that he shall provide to the Company as soon as practicable after he has changed his residence address, or to such other address as either party shall have specified for itself from time to time to the other party in writing. All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, upon receipt, or if transmitted by telex, telegram or telecopier (which shall be followed promptly by hand delivery), upon confirmation of such transmission.

          3.3 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota without giving effect to the conflict of law principles thereof.

          3.4 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them as to such subject matter, including, but not limited to, any and all employment agreements, whether written, oral or implied.

          3.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

          3.6 AMENDMENT AND MODIFICATION. This Agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by the party to be charged.

          3.7 ARBITRATION. Any disputes arising out of this Agreement shall be resolved exclusively through arbitration in Minneapolis, Minnesota, under the rules of the American Arbitration Association.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates provided below.

                                        FINGERHUT COMPANIES, INC.


Date:  5/1/98                           By: /s/ Theodore Deikel
      -----------------                    -----------------------------
                                        NAME:  Theodore Deikel
                                        TITLE: Chief Executive Officer and
                                               Chairman of the Board

                                        WILLIAM J. LANSING


Date:  5/1/98                           By: /s/ William J. Lansing
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